Exhibit 99

[LOGO] optimal GROUP(TM)                             [LOGO] optimal PAYMENTS(TM)

PRESS RELEASE
FOR IMMEDIATE RELEASE

           CHANNELADVISOR ADDS OPTIMAL PAYMENTS' AS SOLUTION PROVIDER

Montreal, Quebec, August 2, 2004 - Optimal Payments Inc., a wholly-owned subsidiary of Optimal Group Inc. (NASDAQ:OPMR), announces that it has partnered with ChannelAdvisor Corporation to integrate Optimal Payments' processing offering into the ChannelAdvisor software platform. ChannelAdvisor members can now process payments with the value-added provided by Optimal Payments' expertise in risk management and card-not-present transactions. ChannelAdvisor's members include sellers acquired through major marketplace and traffic partners such as Amazon.com, AOL, eBay, MSN and Yahoo!.

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we provide technology and services that businesses require to accept credit card, electronic check and direct debit payments. Optimal Payments processes credit card payments for internet businesses, mail-order/telephone-order and retail point-of-sale merchants, as well as processing checks and direct debits online and by phone. Through Optimal Services Group, we provide depot and field services to retail, financial services and other third-party accounts. For more information about Optimal, please visit the company's website at www.optimalgrp.com.

About ChannelAdvisor Corporation

ChannelAdvisor Corporation provides technology and services that enable industry-leading companies, small businesses and individuals to use online marketplaces to acquire customers and maximize inventory yield throughout the product lifecycle. Our solutions combine best practices, innovative software applications and integration technology to dramatically accelerate marketplace performance. ChannelAdvisor's clients and strategic alliances include IBM, Best Buy, Sears, Motorola, eBay, Yahoo! and Amazon.com. ChannelAdvisor Corporation is headquartered in Research Triangle Park, NC. For more information, visit http://channeladvisor.com.


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David Schwartz                                  Ashley Trotter
Vice-President, Investor Relations              ChannelAdvisor Corporation
Optimal Group Inc.                              (919) 465-3541
(514) 733-5403 ext. 1429                        ashleyt@channeladvisor.com
david@optimalgrp.com

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements may include projecting revenue and profit growth, and statements expressing comfort with analysts' earnings estimates. These forward-looking statements are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause Optimal's actual results to differ materially.

These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal with applicable securities commissions. Optimal disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.